Exhibit 10.2

ARCELOR WAIVER

October 14, 2004

To: ARCELOR

19 Avenue de la Liberté

L2930 Luxembourg

Attn: M. Guy Dollé – Président de la Direction Générale

Re.: Waiver

Reference is made to the Shareholders Agreement of Companhia Siderurgica de Tubarao (“CST”) dated May 25, 1995, as amended on May 20, 1996 and further amended on January 24, 1997 (“Shareholders Agreement”)

Pursuant to Article III of the Shareholders Agreement, any transfer of the CST shares which are bound by the Shareholders Agreement (such CST shares are referred to as the “Affected Shares”) by any party thereto is subject to the right of first refusal of the other parties thereto.

California Steel Industries, Inc. ( “CSI”) and ARCELOR entered into a Call and Put Option Agreement on the same date as hereof which stipulates ARCELOR’s option to purchase and CSI’s option to sell all of the Affected Shares held by CSI with either option being exercisable during the period of May 26, 2005 through June 25, 2005.

In view of the execution of the Call and Put Option Agreement, we hereby irrevocably waive our rights of first refusal under the Shareholders Agreement with respect to any possible acquisition by ARCELOR or its affiliates of any Affected Shares held by any party to the Shareholders’ Agreement.

In consideration of the said waiver which will be valid and in full force and effect as from the date hereof, we will receive from ARCELOR the amount of US$1.50 (one U.S. dollar and fifty cents) for one and each thousand Affected Shares held by us, totaling a net receivable amount of US$ 1,179,979.50 (one million, one hundred and seventy nine thousand, nine hundred and seventy nine U.S. dollars and fifty cents), through telegraphic transfer on an account to be indicated by CSI at least 3 (three) business days before the due date for the payment, within 10 (ten) business days from this date.

Should ARCELOR fail to pay such amount, the waiver of our first refusal rights hereunder will be cancelled and such rights of ours will be reinstated without any notice or actions of ours, provided that such failure is not a consequence of the default of CSI of its aforementioned information duty. The payment described above shall be fully earned upon execution of this waiver and shall not be contingent upon the exercise of the Options contained in the Call and Put Option Agreement or refundable if such Options are not exercised.

If you agree with the terms of this waiver, please return a signed copy of this letter to Mr.

Ricardo Bernardes.

Yours Truly,

/s/ Ricardo Bernardes

CALIFORNIA STEEL INDUSTRIES, INC.

Accepted and agreed:

/s/ Michel Wurth

ARCELOR